Exhibit 10.5

LEASE

This Lease (this “Lease”) is dated as of September 30, 2013, between BERRUETA FAMILY PARTNERSHIP, a California limited partnership (“Landlord”), and PROTAGONIST THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

Basic Lease Information

Building: The building located at 521 Cottonwood Drive, Milpitas, California

Premises: That portion of the Building, containing approximately 5,709 rentable square feet, shown on Exhibit A

Project: The real property on which the Building is located (as shown on Exhibit B), together with all improvements on such real property and all appurtenances to such real property

Base Rent:	Months 1-12 of the Term: $14,272.50
Months 13-18 of the Term: $14,729.22 mmmm2333

Tenant’s Share of Building: 8.61%

Security Deposit: $14,272.50

Target Commencement Date: November 4, 2013

Term: Beginning on the “Commencement Date” (as defined in Section 2 hereof) and ending on the date that is 18 months after the Commencement Date (the “Expiration Date”).

Permitted Use: General office, biotechnology laboratory research and development, biotechnology manufacturing and other related uses consistent with the character of the Project, approved by the City of Milpitas and otherwise in compliance with law

Landlord’s Address for Notices and Rent Payments:

Berrueta Family Partnership

PO Box 61183

Sunnyvale, CA 94088-1183

Tenant’s Notice Address:

Protagonist Therapeutics, Inc.

521 Cottonwood Drive

Milpitas, CA 95035-7404

Brokers: Kidder Matthews (Landlord’s broker)

Lease Terms

1. Premises; Common Areas. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and conditions set forth herein, the Premises. In connection with its use of the Premises, Tenant shall also have the non-exclusive right to use the areas as designated from time to time by Landlord as common areas, which shall in any event include common restrooms, hallways, the lobby, the break room and the shipping and receiving area shown on Exhibit B hereto (the “Common Areas”), as they may be modified by Landlord. Subject to the terms set forth in this Section 1, Tenant shall have the right to install a locked cage and rack (subject to Landlord’s approval of the specifications therefor, which shall not be unreasonably withheld) in the IT/server room that is currently part of the Common Areas. If Landlord desires in its sole discretion to no longer include the IT/server room as part of the Common Areas, Tenant shall remove and relocate its equipment from such room by the date designated by Landlord in a written notice provided to Tenant not less than thirty (30) days prior to the required removal date. Such removal and relocation shall be at Tenant’s sole cost; provided, however, Landlord shall reimburse Tenant, promptly following delivery of paid invoices therefor, of fifty percent (50%) of Tenant’ actual, out of pocket, third party design, permitting and construction costs to install a server room in the Premises (subject to the terms of Section 11), provided Landlord’s contribution shall in no event exceed $7,500. Tenant shall use the Common Areas in a manner that complies with all applicable laws and any rules and regulations that may be adopted by Landlord from time to time. Tenant shall use the Common Areas in a manner that will not interfere with the rights of any other tenants, licensees or Landlord’s service providers. Landlord assumes no responsibility for enforcing Tenant’s rights or for protecting the Common Areas from interference or use from any person, including, without limitation, other tenants or licensees of the Project.

2. Term; Early Access.

a. The term of this Lease (the “Term”) shall commence on the later of the Target Commencement Date and the date that is two (2) weeks after the date that the Tenant Improvements are Substantially Completed or would have been completed but for delays caused by Tenant (the “Commencement Date”) and end on the Expiration Date, unless this Lease is sooner terminated pursuant to its terms. Landlord shall use reasonable efforts to deliver the Premises to Tenant with the Tenant Improvements Substantially Completed on or before the Target Commencement Date. If Landlord fails to timely deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable. As used herein, (i) “Substantially Completed” shall mean the substantial completion of the Tenant Improvements in a good and workmanlike manner, in accordance with applicable laws, subject to normal punch list items of a non-material nature that do not interfere with the use of the Premises, and (ii) “Tenant Improvements” shall mean the improvements shown on the space plan attached to this Lease as Exhibit C-1 (“Space Plan”).

b. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date when the same is established in reasonable form prepared by Landlord; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

c. Landlord shall permit Tenant to enter the Premises commencing (i) upon Lease execution solely for the purpose of office and laboratory set up, so long as such entry does not interfere with Landlord’s construction of the Tenant Improvements, and (ii) upon substantial completion of the Tenant Improvements for the purpose of setting upon Tenant’s equipment therein, in each case provided Tenant has delivered to Landlord the Security Deposit, first month’s Base Rent and estimated Excess Costs as required under Sections 3 and 4 and Exhibit C and Tenant has delivered to Landlord evidence of all insurance required under this Lease. Such occupancy shall be subject to all of the provisions of this Lease, except for the obligation to pay Base Rent, and shall not advance the Expiration Date of this Lease; provided, however, such entry shall be at Tenant’s sole risk and Landlord shall not be responsible for any damage or injury to Tenant or its equipment during such entry, including due to the construction of the Tenant Improvements.

3. Rent.

a. Tenant shall pay Landlord as rent for the Premises Base Rent for each month during the Term. Such amounts shall be due and payable on the Commencement Date and on the first (1st) day of each calendar month thereafter, without any deduction or offset and without prior notice or demand, in lawful money of the United States of America, at the address indicated by Landlord from time to time. Base Rent shall be increased during the Term as provided for in the Basic Lease Information. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated. Concurrently with Tenant’s delivery to Landlord of an executed copy of this Lease, Tenant shall deliver to Landlord the Base Rent for the first month of the Tern.

b. As set forth in more detail below, Landlord shall be responsible, without additional charge to Tenant, for the maintenance of the Common Areas, exterior areas of the Project and base Building mechanical, plumbing and electrical systems serving the Premises (but not Tenant’s specialized equipment), insurance for the Project, real estate taxes for the Project, and utilities and janitorial service as described in Section 12 below. Notwithstanding the foregoing, in the event of Tenant’s disproportionate or after-hours use of utilities (beyond the hours or levels set forth in Section 12), Tenant’s request for additional services or damage to the Building by Tenant or any Tenant Parties, Tenant shall pay the entire cost thereof within twenty (20) days of request by Landlord. All amounts required to be paid by Tenant under this Lease other than Base Rent, including any and all other sums that may become due by reason of any default of Tenant or failure to comply with the terms of this Lease to be performed by Tenant, shall be deemed additional rent (which, collectively with Base Rent, shall be deemed “Rent”).

4. Security Deposit. Concurrently with Tenant’s delivery to Landlord of an executed copy of this Lease, Tenant shall deposit with Landlord, and at all times during the Term shall maintain, the Security Deposit, in cash, as security for the performance by Tenant of the terms of this Lease. If Tenant fails to pay Rent or other charges due hereunder or otherwise defaults with respect to any provision of this Lease, then Landlord may draw upon, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent or other charge in default, for the payment of any other sum which Landlord has become obligated to pay by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord has suffered thereby, including future rent damages under California Civil Code Section 1951.2, without prejudice to any other remedy provided herein or by law. Tenant hereby waives the provisions of any law, now or hereafter in force, including, without limitation, California Civil Code Section 1951.7, that provides that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises, it being agreed that Landlord, in addition, may claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any Tenant Party, including future rent damages following the termination of this Lease. If Landlord so uses or applies all or any portion of the Security Deposit, then Tenant, within ten (10) days after demand therefor, shall deposit cash with Landlord in the amount required to restore the Security Deposit to the full amount stated above. Within sixty (60) days of the expiration of this Lease, if Tenant is not in default, Landlord shall return to Tenant so much of the Security Deposit as has not been applied by Landlord pursuant to this paragraph, or which is not otherwise required to cure Tenant’s defaults.

5. Use Compliance with Laws; Rules. Tenant may use the Premises only for the Permitted Use. Tenant shall promptly observe and comply with all laws with respect to Tenant’s use of the Premises. Tenant shall use the Premises in a careful, safe, and proper manner and shall not commit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises, or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall not do or permit anything to be done in, about or with respect to the Premises which would vibrate, shake, overload, or impair the efficient operation of the Premises or the building systems located therein and shall not store any materials, supplies, finished or unfinished products or articles of any nature outside of the Premises. Tenant shall comply with all reasonable rules and regulations promulgated from time to time by Landlord.

6. Taxes. Landlord shall pay before delinquency all real property taxes on the Building. Tenant shall pay before delinquency all taxes imposed against Tenant’s personal property or improvements to the Premises made by Tenant.

7. Insurance. Tenant shall obtain and keep in full force and effect, at Tenant’s sole cost, a commercial general liability policy of insurance protecting Tenant against claims for bodily injury, personal injury and property damage based upon, involving or arising out of Tenant’s use or occupancy of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence. The policy shall (a) name Landlord as an additional insured, (b) not be cancelable for nonpayment of premium unless thirty (30) days’ prior written notice shall have been given to Landlord from the insurer, (c) contain a hostile fire endorsement and a contractual liability endorsement and (d) provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). In addition, Tenant shall obtain and keep in full force and effect, at Tenant’s sole cost, (i) “all risk” property insurance insuring Tenant’s personal property and improvements installed or placed in the Premises by Tenant, (ii) workers’ compensation insurance with no less than the minimum limits required by law and (iii) employer’s liability insurance with such limits as required by law. Tenant shall deliver certificates evidencing such insurance to Landlord prior to Landlord’s delivery of the Premises and, with respect to any renewal of any insurance policy, no later than five (5) days prior to the expiration of such policy. Each such insurance policy shall be in a form and from an insurance company reasonably acceptable to Landlord. Landlord shall be responsible, at its sole cost, for obtaining property insurance for the Building; provided, however, Tenant shall be responsible for any increase in Landlord’s insurance premiums due to Tenant’s alterations to the Premises or Tenant’s specific use of the Premises.

8. Indemnity; Release. Tenant shall defend, indemnify, protect and hold harmless Landlord from and against any and all liability, loss, claim, damage and cost (including attorneys’ fees) arising from the use, occupancy or condition of the Premises, the negligence or willful misconduct of Tenant or its agents, employees or contractors (“Tenant Parties”) or Tenant’s violation of the terms of this Lease. This indemnification shall survive the termination of this Lease. Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to abate Rent for any reason, including, without limitation: (i) failure or interruption of any utility system or service; or (ii) penetration of water into or onto any portion of the Premises. Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other injury or damage suffered or incurred by Tenant or Tenant’s employees in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s employees, agents, contractors, guests, and invitees while any such person is in, on, or about the Premises or the Project.

9. Release and Waiver of Subrogation. Notwithstanding anything to the contrary herein, Landlord and Tenant hereby release each other, and their respective agents, employees and contractors, from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by “all risk” property insurance to the extent that such liability exceeds the amount of the insurance deductible under such policy, without regard to the negligence or willful misconduct of the entity so released. Each party shall use commercially reasonable efforts to cause each property insurance policy obtained by it to provide that the insurer waives all right of recovery against the other party and its agents and employees in connection with any damage or injury covered by the policy, and each party shall notify the other party if it is unable to obtain a waiver of subrogation.

10. Condition; Repairs.

a. Landlord shall deliver the Premises with the mechanical, plumbing and electrical systems serving the Premises in good operating condition. Except as set forth in the preceding sentence and with respect to Landlord’s completion of the Tenant Improvements as described in Section 2(a) above, Tenant accepts the Premises in “as is” condition. Tenant agrees and acknowledges that, subject to the foregoing sentence and except as set forth in Section 13, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises, and/or the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises is suitable for the Permitted Use. Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken.

b. Subject to Sections 14 and 15, Landlord shall maintain the Common Areas and exterior areas of the Project, landscaping and the base Building mechanical, plumbing and electrical systems serving the Premises (but not Tenant’s specialized equipment) in good order and condition. Landlord reserves the right to stop Building system services when necessary; provided, however, except in the case of emergency, Landlord shall provide Tenant with not less than five (5) days prior notice of any planned stoppage. Tenant shall maintain in good order and condition the Premises, including providing maintenance for Tenant’s specialized equipment, and shall be responsible for any damage to the Project caused by Tenant or any Tenant Parties, including due to any mis-use or excess use of the Building equipment servicing the Premises. Notwithstanding anything to the contrary herein, Landlord shall not be required to perform any repairs or provide services in any portion of the Premises that, pursuant to prudent industry practices, require any form of protective clothing or equipment.

11. Alterations. No alterations or improvements shall be made to the Premises without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. All work performed in connection with alterations shall comply with all laws and applicable requirements of insurance carriers and shall be performed in a good and workmanlike manner by a licensed contractor approved by Landlord. Tenant shall pay Landlord all of Landlord’s reasonable costs related to such alterations, including a construction management fee of five percent (5%) of the cost of such alterations. Tenant shall keep the Building free of any liens arising out of work performed by or for Tenant. All alterations to the Premises shall be deemed part of the Premises upon installation, but Landlord shall have the right to require Tenant to remove any alterations it constructs in the Premises upon the termination of this Lease; provided, however, the Tenant Improvements do not need to be restored. Tenant, at Tenant’s sole cost, shall discharge or otherwise obtain the release of, by bond or otherwise, any liens filed against the Premises, the Building, or the Project that arise out of any work performed or claimed to have been performed for the benefit of Tenant, any materials furnished or claimed to have been furnished to Tenant, or any obligations incurred or claimed to have been incurred by Tenant, within ten (10) days after the filing of any such lien.

12. Services. Landlord shall provide to the Premises electricity, water and heating, ventilating and air conditioning (between the hours of 8:00 a.m. to 7:00 p.m. on business days) and janitorial services (which, in lab areas, will be limited to floors) at the levels reasonably determined by Landlord to be required for the Permitted Use and the non-exclusive service (together with the remainder of the Building) of a back-up generator. Landlord shall not, however, be liable for the interruption of any such services or utilities.

13. Hazardous Materials. Tenant shall not, without the prior written consent of Landlord, use, store, transport or dispose of any Hazardous Material in or about the Project. Tenant, at its sole cost, shall comply with all laws relating to its use of Hazardous Materials. If Hazardous Materials stored, used, disposed of, emitted, or released on or about the Project by Tenant or any Tenant Parties result in contamination of the Project or the water or soil thereunder, then Tenant shall promptly take any and all action necessary to clean up such contamination in accordance with applicable laws. Tenant shall indemnify, defend, protect and hold Landlord and its officers, directors, employees, successors and assigns harmless from and against, all losses, damages, claims, costs and liabilities, including attorneys’ fees and costs, arising out of the use, discharge, disposal, storage, transport, release or emission of Hazardous Materials on or about the Project by Tenant or any Tenant Parties in violation of this Lease. Tenant shall not be responsible for Hazardous Materials brought onto the Premises by third parties after the expiration of this Lease and the surrender of the Premises hereunder. To Landlord’s knowledge, without inquiry, there are currently no Hazardous Materials present on the Project in violation of applicable laws. “Hazardous Materials” shall mean any material or substance that is now or hereafter designated by any applicable governmental authority to be, or regulated by any applicable governmental authority as, radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

14. Damage. If the Premises are damaged by any peril, Landlord shall restore the Premises to substantially the same condition as existed upon the delivery of the Premises to Tenant, reasonable wear and tear excepted, unless this Lease is terminated by Landlord or Tenant as set forth below. Notwithstanding the foregoing, Landlord shall not be required to restore any alterations to the Premises made by Tenant. Landlord and Tenant shall each have the right to terminate this Lease, which option may be exercised by delivery to the other party of a written notice within thirty (30) days after the date of such damage, in the event that the damage to the Premises cannot reasonably be restored within ninety (90) days. Upon any fire or other casualty, Landlord shall be entitled to receive the entire proceeds of the property insurance maintained by Landlord or Tenant without any payment to Tenant. If the Premises are damaged due to any peril, Tenant shall be entitled to an abatement of all Rent to the extent of the interference with Tenant’s use of the Premises occasioned thereby.

15. Condemnation. If all or any part of the Premises is taken by the exercise of the power of eminent domain or a voluntary transfer in lieu thereof (a “Condemnation”), this Lease shall terminate as to the part of the Premises taken. If the Premises cannot be restored within ninety (90) days of the Condemnation and made reasonably suitable for Tenant’s continued occupancy, then either Landlord or Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord within thirty (30) days of such Condemnation. If this Lease is not terminated following a Condemnation, Landlord shall make all repairs and alterations that are reasonably necessary to make the portion of the Premises not taken a complete architectural unit reasonably suitable for Tenant’s occupancy (excluding any alterations made by Tenant), and Rent shall be reduced in proportion to the reduction in utility to the Premises following the Condemnation. Tenant shall be entitled to receive any Condemnation proceeds for Tenant’s relocation costs and lost goodwill. The balance of the award shall be the property of Landlord.

16. Assignment and Subletting.

a. Tenant may not assign this Lease, sublet, encumber of grant a license as to the Premises or permit any use of the Premises by another party (collectively, “Transfer”), without the prior written consent of Landlord. A transfer or series of transfers whereby fifty percent (50%) or more of the ownership interests in Tenant are transferred, or an assignment or transfer by operation of law or otherwise in connection with a merger, consolidation, reorganization, stock sale or other like transaction, shall also constitute a Transfer. Landlord’s consent to one Transfer shall not constitute consent to a subsequent Transfer. Any Transfer without Landlord’s consent shall be void and, at the option of Landlord, shall terminate this Lease. Landlord’s waiver or consent to any Transfer shall be ineffective unless set forth in writing, and Tenant shall not be relieved from any of its obligations under this Lease unless Landlord’s consent expressly so provides.

The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition hereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any Transfer.

b. If Tenant desires to Transfer this Lease or the Premises, then at least thirty (30) days before the date Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall give Landlord a notice (the “Transfer Notice”) containing such information, including a copy of any proposed assignment or sublease, as Landlord may deem reasonably necessary to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within thirty (30) days after receipt of the Transfer Notice: (i) grant such consent, (ii) refuse such consent, in its reasonable discretion, or (iii) terminate this Lease with respect to the space described in the Transfer Notice as of the Transfer Date (a “Transfer Termination”). If Landlord delivers notice of its election to exercise a Transfer Termination, this Lease, and the term and estate herein granted, shall terminate as of the Transfer Date with respect to the space described in such Transfer Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Transfer Notice, shall be deemed to be Landlord’s consent to the proposed Transfer. Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket expenses in connection with its consideration of any Transfer Notice. The parties acknowledge and agree that it shall be reasonable for Landlord to refuse to consent to a Transfer to an existing occupant of the Project or to an entity with which Landlord is then negotiating, or has negotiated in the preceding month, to lease premises in the Project.

c. If the rental due and payable by a transferee (or a combination of the rental payable under such Transfer plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the Rent payable under this Lease (“Profit”), then Tenant shall pay Landlord as additional Rent hereunder fifty percent (50%) of the Profit within three (3) days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a default, Tenant shall have the right to collect such rent.

17. Default. Tenant shall be in default of its obligations under this Lease if any of the following events occur: (a) Tenant fails to pay any Rent when due within five (5) days after Landlord’s delivery of written notice of a delinquency, provided, however, if Landlord has provided such notices twice in any twelve (12) month period, Tenant shall be in default if Tenant fails to pay Rent when due thereafter without any notice or cure period; (b) Tenant fails to perform any term, covenant or condition of this Lease (except those requiring payment of Rent) and fails to cure such breach within fifteen (15) days after delivery of a written notice specifying the nature of the breach; provided, however, that if more than fifteen (15) days reasonably are required to remedy the failure, then Tenant shall not be in default if Tenant commences the cure within the fifteen (15) day period and thereafter diligently endeavors to complete the cure; (c) Tenant makes a general assignment of its assets for the benefit of its creditors, including attachment of, execution on, or the appointment of a custodian or receiver with respect to a substantial part of Tenant’s property or any property essential to the conduct of its business; or (d) a petition is filed by or against Tenant under the bankruptcy laws of the United States or any other debtors’ relief law or statute, unless such petition is dismissed within thirty (30) days after filing. Any notice given under this section shall be in lieu of, and not in addition to, or shall be deemed to constitute, any notice required under any provision of applicable law, and shall not be deemed a forfeiture or a termination of this Lease unless Landlord expressly elects otherwise in such notice.

18. Remedies. In the event of any default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

a. Landlord may, at Landlord’s election, keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the Rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof, (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease, and (iv) the right to recover the Rent as it becomes due under this Lease. Landlord shall have the following remedy: Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as is becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations.

b. Landlord may, at Landlord’s election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any such termination shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or Rent previously accrued or then accruing. In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as permitted under applicable law, including, without limitation: (i) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and (ii) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom.

Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement by Landlord. Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having modified this Lease and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default by Tenant. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives all right of redemption.

19. Right to Cure Defaults. If Tenant fails to pay any sum of money to Landlord, or fails to perform any other act on its part to be performed hereunder, then Landlord may, but shall not be obligated to, make such payment or perform such act. All such sums paid, and all reasonable costs and expenses of performing any such act, shall be deemed additional Rent payable by Tenant to Landlord upon demand.

20. Late Charge. If Tenant fails to pay to Landlord any amount due hereunder within five (5) days after the due date, Tenant shall pay Landlord upon demand a late charge equal to five percent (5%) of the delinquent amount. The parties agree that the foregoing late charge represents a reasonable estimate of the cost and expense which Landlord will incur in processing each delinquent payment. Landlord’s acceptance of any interest or late charge shall not waive Tenant’s default in failing to pay the delinquent amount. In addition, Tenant shall pay to Landlord interest on all amounts more than five (5) days past due, at the rate of prime plus two percent (2%) or the maximum rate allowed by law, whichever is less, from the due date to and including the date of the payment.

21. Surrender; Holdover.

a. On or prior to expiration or earlier termination of this Lease, Tenant shall remove all of its personal property and trade fixtures and shall surrender the Premises to Landlord broom clean, in the same condition as exists on the date Landlord delivers possession of the Premises to Tenant, reasonable wear and tear, alterations that Landlord agrees in writing may be surrendered, casualty and condemnation, excepted, and with all closures and requirements by any governmental agencies with respect to the use of Hazardous Materials at the Premises completed. If the Premises are not so surrendered, then Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises to the required condition. At least two (2) months prior to the surrender of the Premises, Tenant shall deliver to Landlord a description of the actions proposed (or required by any governmental authority) to be taken to surrender the Premises free from any residual impact from the use of Hazardous Materials and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released, or disposed of from the Premises and any other information reasonably requested by Landlord and shall be subject to the review and approval of Landlord. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan has been satisfactorily completed. On or prior to expiration or earlier termination of this Lease, Tenant shall return to Landlord all keys and/or access cards with respect to the Project. Any of Tenant’s property not removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense. All obligations of Tenant hereunder not fully performed as of the termination of the Term shall survive the expiration or earlier termination of this Lease.

b. If Tenant does not surrender the Premises upon the expiration or earlier termination of this Lease as required above, Tenant shall become a tenant at sufferance upon all of the terms of this Lease, except that Base Rent shall be equal to one hundred fifty percent (150%) of the Base Rent payable under this Lease during the last month of the Term, and Tenant shall indemnify, defend, protect and hold harmless Landlord from and against all losses, costs, claims, damages and liabilities resulting from Tenant’s delay in surrendering the Premises. Acceptance by Landlord of Rent after the expiration or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

22. Estoppel Certificates; Financial Information. Within ten (10) days after written request by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate (a) certifying that this Lease is unmodified and in full force and effect or, if modified, the nature of such modification; (b) acknowledging that there are no uncured defaults on the part of Tenant or, to the best of Tenant’s knowledge, Landlord; and (c) certifying such other information as is reasonably required by Landlord. Within ten (10) days after written request by Landlord, Tenant shall furnish Landlord with true and complete copies of Tenant’s most recent audited annual financial statements and Tenant’s most recent unaudited quarterly financial statements.

23. Subordination. This Lease is subject and subordinate to all present and future ground leases, underlying leases, mortgages, deeds of trust or other encumbrances, and all renewals, modifications and replacements thereof affecting any portion of the Building; provided, however, any subordination shall be conditional upon the lender’s or ground lessor’s agreement not to disturb this Lease for the remainder of the Term, including any renewal hereunder properly exercised by Tenant. Within ten (10) calendar days after receipt of written demand by Landlord, Tenant shall execute and deliver to Landlord a subordination or other agreement in the form reasonably requested by Landlord to evidence such subordination, which agreement includes non-disturbance provisions as described above.

24. Landlord’s Right to Enter. Landlord or its agents may, upon not less than twenty-four (24) hours prior notice (except in the case of emergency), enter the Premises during business hours for the purpose of inspecting the same, supplying any service to be provided by Landlord to Tenant, making necessary alterations or repairs, showing the Premises to prospective lenders, tenants or purchasers or for any other business purpose. Such entry shall be subject to Tenant’s security protocols, which may include Tenant escorting Landlord during Landlord’s entrance in the Premises.

25. Notices. Any notice given under this Lease shall be in writing and shall be hand delivered, sent by reputable overnight courier or mailed (by certified mail, return receipt requested, postage prepaid), to the notice addresses set forth in the Basic Lease Information, or such other address in the United States designated by a party upon at least five (5) days’ prior written notice in the manner set forth in this section. Any notice shall be deemed to have been given when hand delivered or, if sent by overnight courier, one (1) business day after sending or, if mailed, three (3) business days after mailing.

26. Effect of Conveyance; Landlord Liability.

a. As used in this Lease, the term “Landlord” means the owner of the Building. Upon any assignment or transfer of the Premises by Landlord, which may occur at any time during the Term hereof in Landlord’s sole discretion, Landlord shall be entirely relieved of all covenants and obligations of Landlord accruing after the date of such transfer, and it shall be deemed that any transferee has assumed and shall carry out all covenants thereafter to be performed by Landlord hereunder.

b. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure; provided, however, that if more than thirty (30) days reasonably are required to remedy the failure, then Tenant shall not be in default if Landlord commences the cure within the thirty (30) day period and thereafter diligently endeavors to complete the cure.

c. The obligations of Landlord shall not constitute the personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders or other principals or representatives of the business entity. In no event shall Landlord be liable for (i) any consequential damages, including loss of profits, (ii) any loss, cost, claim, liability or damage arising from any act, omission, or neglect of any tenant in the Project or of any other third party or (iii) loss, damage or injury to Tenant’s personal property, including trade fixtures, equipment, inventory, research, experiments, animals, products, specimens, samples, and/or records and any and all income derived or derivable therefrom. Landlord’s liability under this Lease shall be limited to its interest in the Building, assuming that Landlord’s interest in the Building is encumbered by a mortgage in the amount of eighty percent (80%) of the value of the Building.

27. Parking; Signage.

a. Tenant shall have the right throughout the Term, in common with other occupants of the Project, to park in seventeen (17) of the parking spaces on the Project designated for non-reserved parking on an unreserved basis, subject in each case to Landlord’s rules and regulations. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.

b. Tenant shall not (i) attach anything at any time to any outside wall of the Project, (ii) use any window coverings or sunscreen other than Landlord’s standard window coverings, (iii) place any articles on the window sills, (iv) place any items on any exterior balcony, or (v) paint, affix, or exhibit any signs or any kind in the Premises that can be viewed from the exterior of the Premises. Landlord shall provide Tenant with directory signage and Building standard suite identification signage at Tenant’s expense.

28. Brokers. Landlord and Tenant each represent to the other that they have dealt with no real estate brokers, finders, agents or salespeople other than those set forth in the Basic Lease Information, in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesperson or finder as a consequence of such party’s actions or dealings with such agent, broker, salesperson, or finder.

29. OFAC. Tenant, and all beneficial owners of Tenant, are currently (a) in compliance with, and shall at all times during the Term of this Lease remain in compliance with, the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other Governmental Authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

30. Option to Extend.

a. If Tenant is not and has not been in default of any term or provision of this Lease and has not Transferred this Lease or any of the Premises or agreed to do so in the future, Tenant shall have one (1) option (the “Extension Option”) to extend the Term with respect to the entirety of the Premises for an additional period of five (5) years commencing when the initial Term expires (the “Extension Period”), solely in accordance with the terms of this section, and subject to the following conditions: (i) the Extension Option shall be exercised, if at all, by written notice of exercise delivered to Landlord by Tenant not less than three (3) months prior to the expiration of the initial Term; (ii) Tenant shall accept the Premises on an “AS-IS” basis; (iii) the extension shall be on the same terms and conditions as this Lease, except as to the amount of Base Rent and that there shall be no further Extension Options; and (iv) if Tenant is in default under any of the terms, covenants or conditions of this Lease, either at the time Tenant exercises the Extension Option or at any time thereafter prior to or upon the commencement date of the Extension Period, Landlord shall have, in addition to all of Landlord’s other rights and remedies, the right to terminate the Extension Option upon notice to Tenant.

b. If the Extension Option is exercised in a valid and timely fashion, the Term shall be extended for the term of the Extension Period upon all of the terms and conditions of this Lease, except that the Base Rent for the Extension Period shall be the “Fair Market Rent” for the Premises for the Extension Term, as determined as set forth below. For purposes hereof, “Fair Market Rent” shall mean the then prevailing fair market monthly rental rate for the Premises, including applicable rent escalations, based on a lease of space of similar age, construction, size, level of improvement and location as the Premises, including the services and costs included in this Lease, and adjusted to reflect that no free rent, tenant improvement allowance or similar concessions are being provided to Tenant during the Extension Period.

c. Not later than two (2) months prior to the expiration of the initial Term, Landlord shall notify Tenant in writing of Landlord’s estimate of the Base Rent for the Extension Period. Within five (5) days after receipt of such notice from Landlord, Tenant shall have the right either to (i) accept Landlord’s statement of Fair Market Rent as the Base Rent for the Extension Period; or (ii) elect to determine the Fair Market Rent pursuant to an appraisal process to be conducted pursuant to the provisions of Exhibit D. Failure on the part of Tenant to elect such appraisal process within such five (5) day period shall constitute acceptance of the Base Rent for the Extension Period as calculated by Landlord. If Tenant elects to determine the Fair Market Rent pursuant to the appraisal process, and the appraisal has not been completed prior to the expiration of the initial Term, Tenant shall pay Base Rent at the rate calculated by Landlord, with an adjustment to be made once Fair Market Rent is ultimately determined by such appraisal. Notwithstanding the foregoing, in no event shall Base Rent (A) for the first year of the Extension Period be less than $14,729.22 or more than $17,127 or (B) increase after the first year of the Extension Period by more than four percent (4%) per year.

31. Expansion Notice Rights. If Tenant is not and has not been in default of any term or provision of this Lease and has not Transferred this Lease or any of the Premises or agreed to do so in the future, prior to entering into a lease with a third party of any other premises in the Building, Landlord shall deliver Tenant written notice if Landlord receives a written offer by a third party to lease any other premises in the Build1 Notwithstanding the foregoing, Landlord shall not be obligated to lease, or negotiate to lease, such premises to Tenant and Landlord shall not be required to deliver any such notice to Tenant beyond the first offer that Landlord receives for a particular premises in the Building.

32. Miscellaneous. This Lease shall in all respects be governed by and construed in accordance with the laws of the state in which the Premises are located. If any term of this Lease is held to be invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Lease shall remain in full force and effect to the fullest extent possible under the law, and shall not be affected or impaired. This Lease may not be amended except by the written agreement of all parties hereto. All measurements of area contained in this Lease are conclusively agreed to be correct and binding upon the parties, even if a subsequent measurement of any one of these areas determines that it is more or less than the amount of area reflected in this Lease. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding Transfers, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Whenever one party’s consent or approve is required to be given as a condition to the other party’s right to take any action pursuant to this Lease, unless another standard is expressly set forth, such consent or approval shall not be unreasonably withheld or delayed. This Lease may be executed in counterparts. If either party brings any action or legal proceeding with respect to this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees, experts’ fees, and court costs. If either party becomes the subject of any bankruptcy or insolvency proceeding, then the other party shall be entitled to recover all attorneys’ fees, experts’ fees, and other costs incurred by that party in protecting its rights hereunder and in obtaining any other relief as a consequence of such proceeding. Any statute or regulation that is now or may hereafter be in effect with respect to casualty damage or condemnation shall have no application to this Lease, the parties hereto expressly agreeing that Sections 14 and 15 set forth their entire understanding and agreement with respect to such matters. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. No payment by Tenant or receipt by Landlord of a lesser it than the monthly installment of Base Rent or any additional Rent will be other than on account of the earliest stipulated Base Rent and additional Rent, nor will any endorsement or statement on any check or letter; accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution and delivery of this Lease by both parties. Landlord has not had an inspection of the Premises performed by a Certified Access Specialist as described in California Civil Code § 1938. Landlord agrees that Tenant, on paying the Rent and performing all the terms and conditions of this Lease, shall quietly have, hold and enjoy the Premises for the Term without interference from anyone claiming by or through Landlord.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day first above written.

LANDLORD:		TENANT:
BERRUETA FAMILY PARTNERSHIP, a California limited partnership		PROTAGONIST THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Maria Berrueta	By:	/s/ Dinesh V. Patel

Name:	MARIA BERRUETA	Name:	DINESH V. PATEL

Its:	General Partner	Its:	President & CEO

EXHIBIT A

THE PREMISES

EXHIBIT B

THE PROJECT, INCLUDING COMMON AREAS

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EXHIBIT C

TENANT IMPROVEMENTS

Landlord shall engage a contractor to construct the Tenant Improvements in a good and workmanlike manner, in accordance with al laws and the Space Plan (subject to Minor Variations). Tenant shall have thirty (30) days after Substantial Completion within which to notify Landlord of any violation of such construction standard, in which case Landlord shall use reasonable efforts to cause the responsible contractor to remedy and such violation within thirty (30) days thereafter. “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable laws and/or obtain or to comply with any required permit, (ii) to comply with any request by Tenant for modifications to the Tenant Improvements (provided that Tenant has no right to make changes to the Tenant Improvements), (iii) to comport with good design, engineering and construction practices that are not material, or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

Landlord shall be responsible for fifty percent (50%) of the cost of the Tenant Improvements, up to an amount not to exceed fifty percent (50%) of the total cost therefor set forth in the preliminary cost breakdown attached hereto as Exhibit C-2 (the “Cost Estimate”). Tenant shall be responsible for all hard and soft costs of the Tenant Improvements in excess thereof (“Excess Costs”), including design, permitting and construction. Concurrently with Tenant’s delivery to Landlord of an executed copy of this Lease, Tenant shall pay to Landlord the amount of the Excess Costs based on the Cost Estimate, and shall pay Landlord an amount equal to any additional Excess Costs within ten (10) days after Landlord’s delivery to Tenant of an invoice therefor. If the Excess Costs paid by Tenant to Landlord exceed the actual amount of the Excess Costs, Landlord shall promptly refund any overage paid by Tenant.

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EXHIBIT C-1

SPACE PLAN FOR TENANT IMPROVEMENTS

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Sink
Counter
C02 tanks bracket
6 foot biosafety cabinet
Counter needs mounting plates removed
Remove 7 feet of counter and casing for 4C, LN2 Dewar, and Biohazard trash
Bench 1 Remove Riser Install 240V drop
Sink
Bench 2
Bench 3
Remove 10 feet of counter and casework
Door
Counter Install Plumbing for dishwasher and floor drain for ice machine
Biology Lab
Counter with cabinets above
Centrifuge, Install 208V outlet
4C/-20C
Door
Door
Door
4' Hood
Remove Shelving
Remove Shelving Install vent
Agilent LCMS
Flam. Cab
Small fridge#1
Small fridge#2
Sink/Eye Wash
Chemistry Lab
Agilent MS
6' Hood #1 (new installation)
6' Hood #2 (new installation)
Door
(2) 110V, 16A, Vent is required
(2) 220V, (2) 110V, Removal of half upper cabinet
(2) 110V for each system, Vent is required
Remove counter and case work
(1) 110V
(2) 110V for each system, Vent is required
(1) 110V, Vent is required
(2) 220V, (2) 110V, Removal of half upper cabinet
(2) 220V
(1) 220V, (2) 110V
(2) 110V for each system
No power, but Vent is required
(2) 240/210 V
Small room(not in this map)
Remove counter/case work and install vent hood
Removing the wall and joining two office rooms (office area)
Electrical work for all the cubicals
Installation of cubicals in office area

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EXHIBIT C-2

COST ESTIMATE FOR TENANT IMPROVEMENTS

Demo	$4000.00
Electrical	$16000.00
HVAC Including hoods	$12000.00
Flooring	$1500.00
Paint	$1500.00
Plumbing	$2500.00
Doors	$4500.00
Walls and patch	$1000.00
Cabinets, modification	$1500.00
Tank brackets	$1000.00
Hoods installed	$9000.00
Roofing and supports	$2500.00
Final Janitorial	$1000.00
Furniture install	$3600.00
Sub Total	$61600.00
10% POI	$6160.00
Total	$67,760.00

Permits budget 10%	$6776.00

Blinds Budget $250.00 Each

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EXHIBIT D

EXTENSION OPTION APPRAISAL PROCESS

If Tenant elects to determine the Fair Market Rent for the Extension Period pursuant to an appraisal process, the appraisal shall be conducted as follows:

1. Tenant shall make a demand for an appraisal in writing within five (5) days after delivery of Landlord’s determination of Fair Market Rent, specifying therein the name and address of the person to act as the appraiser on its behalf. The appraiser shall be qualified as a real estate appraiser (and shall be a member of the Appraisal Institute (MAI) or any comparable successor organization) with at least ten (10) years professional experience and shall be familiar with the rental value of commercial office and research and development space in Milpitas and the surrounding areas. Failure on the part of Tenant to make a proper demand and appointment in a timely manner for such appraisal shall constitute a waiver of the right thereto. Within ten (10) days after the service of the demand for such appraisal, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as the appraiser on its behalf who shall be similarly qualified.

2. Landlord’s appraiser and Tenant’s appraiser shall meet not later than fifteen (15) days following the selection of Landlord’s appraiser. At such meeting, the two (2) appraisers shall attempt to determine the Fair Market Rent for the Premises for the Extension Period. If the two (2) appraisers agree on the Fair Market Rent at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the appraisers shall, in simple letter form executed by both appraisers, forthwith notify both Landlord and Tenant of the amount set by such agreement.

3. If the two (2) appraisers are unable to agree on the Fair Market Rent, within five (5) days following the meeting of the appraisers, they shall each submit to Landlord and Tenant an independent appraisal of the Fair Market Rent in simple letter form and they shall jointly appoint a third appraiser, who shall be a competent and impartial person with qualifications similar to those required of the first two appraisers pursuant to Section 1 above. In the event they are unable to agree upon such appointment within three (3) days after expiration of such five (5) day period, the third appraiser shall be appointed by the then presiding judge of Santa Clara County upon application by either party.

4. The three (3) appraisers shall meet not later than ten (10) days following the selection of the last appraiser. At such meeting, the three (3) appraisers shall attempt to determine the Fair Market Rent by the agreement of at least two (2) of the appraisers. If two (2) or more of the appraisers agree on the Fair Market Rent at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the agreeing appraisers shall, in simple letter form executed by the agreeing appraisers, forthwith notify both Landlord and Tenant of the amount set by such agreement. If two (2) appraisers are unable to agree on the Fair Market Rent, all appraisers shall submit to Landlord and Tenant an independent appraisal of the Fair Market Rent in simple letter form within thirty (30) days following appointment of the final appraiser. The parties shall then determine the Fair Market Rent by averaging the three (3) appraisals; provided that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average. In the event of a failure, refusal or inability of any appraiser to act, his or her successor shall be appointed by the party that appointed such appraiser, but in the case of the third appraiser, his or her successor shall be appointed in the same manner as provided for appointment of the third appraiser. Each party shall pay the fee and expenses of its respective appraiser and both shall share the fee and expenses of the third appraiser.

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